SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

             Certification and Notice of Termination of Registration
                 Under Section 12(g) of the Securities Exchange

                Act of 1934 or Suspension of Duty to File Reports
                       Under Sections 13 and 15(d) of the

                         Securities Exchange Act of 1934

                         Commission File Number 011-871

                          American Exploration Company
             (Exact name of registrant as specified in its charter)

           1331 Lamar, Suite 900, Houston, Texas 77010, (713)756-6000
--------------------------------------------------------------------------------
Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                     Common Stock, par value $.05 per share
       Depositary Shares, each representing a 1/200 interest in a share of
                 $450 Cumulative Convertible Preferred Stock, Series C,
                           par value $1.00 per share
--------------------------------------------------------------------------------
            (Title of each class of securities covered by this Form)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a) (1) (i)          (x)           Rule 12h-3(b) (1) (i)          (x)
Rule 12g-4(a) (1) (ii)         ( )           Rule 12h-3(b) (1) (ii)         ( )
Rule 12g-4(a) (2) (i)          ( )           Rule 12h-3(b) (2) (i)          ( )
Rule 12g-4(a) (2) (ii)         ( )           Rule 12h-3(b) (2) (ii)         ( )
                                             Rule 15d-6                     ( )


Approximate number of holders of record as of the certification or notice date:0
                                                                               -

         Pursuant to the requirements of the Securities Exchange Act of 1934, American Exploration Company has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:    October 27, 1997                    By:      /s/ John M. Hogan
                                                     -----------------
                                                     John M. Hogan
                                                     Senior Vice President